Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES RECORD THIRD QUARTER RESULTS,
RAISES 2012 OPERATING EPS OUTLOOK,
AFFIRMS 2013 OPERATING EPS OBJECTIVE,
UPWARDLY REVISES AFLAC JAPAN SALES OUTLOOK,
INCREASES QUARTERLY CASH DIVIDEND 6.1%

COLUMBUS, Georgia - October 23, 2012 - Aflac Incorporated today reported its third quarter results.

Reflecting a slightly weaker yen/dollar exchange rate, total revenues rose 14.4% to $6.8 billion in the third quarter of 2012, compared with $6.0 billion in the third quarter of 2011. Net earnings were $1.0 billion, or $2.16 per diluted share, compared with $736 million, or $1.57 per share, a year ago, benefiting from realized investment gains and a lower annual effective tax rate.

Net earnings in the third quarter of 2012 included after-tax realized investment gains, net of realized investment losses, of $186 million, or $.39 per diluted share, compared with after-tax net losses of $34 million, or $.08 per diluted share, in the third quarter of 2011. After-tax net realized investment gains from sales and redemptions of securities in the quarter were $187 million, or $.40 per diluted share. The majority of the gains from sales and redemptions came from selling Japanese Government Bonds (JGBs), which generated after-tax gains of $192 million. After-tax realized investment losses from impairments in the quarter were $63 million, or $.14 per diluted share. These losses primarily resulted from impairments taken on securities issued by Swedbank and BBVA. After-tax net realized investment gains from derivatives in the quarter were $62 million, or $.13 per diluted share.

Throughout this document, certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company's underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac's derivative activities include: foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated; foreign currency swaps associated with the company's senior and subordinated notes; and foreign currency forwards used in hedging foreign exchange risk on U.S. dollar-denominated securities. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan's yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the third quarter were $831 million, compared with $770 million in the third quarter of 2011. Operating earnings per diluted share rose 7.3% to $1.77 in the quarter, compared with $1.65 per share a year ago. The yen impact on operating earnings for the quarter was nil per share. In the quarter, the company revised its estimate of the full-year effective tax rate, which increased operating earnings by $17.5 million, or $.04 per diluted share. In addition, the company recognized an income tax benefit of $29.5 million, or $.06 per diluted share, primarily resulting from the favorable outcome of a routine tax exam for the years 2008 and 2009. Together, the impact from these items benefited operating earnings by $47 million, or $.10 per diluted share.

Results for the first nine months of 2012 benefited from a slightly stronger yen. Total revenues were up 17.3% to $19.0 billion, compared with $16.2 billion in the first nine months of 2011. Net earnings were $2.3 billion, or $4.87 per diluted share, compared with $1.4 billion, or $2.98 per diluted share, for the first nine months of 2011. Operating earnings for the first nine months of 2012 were $2.4 billion, or $5.12 per diluted share, compared with $2.3 billion, or $4.82 per diluted share, in 2011. Excluding the benefit of $.06 per share from the stronger yen, operating earnings per diluted share rose 5.0% for the first nine months of 2012.

Total investments and cash at the end of September 2012 were $124.2 billion, compared with $109.3 billion at June 30, 2012, benefiting from securities lending activities totaling approximately $6.5 billion, continued strong cash flows at Aflac Japan, and the stronger yen at the end of the period.

Shareholders' equity was $16.0 billion at September 30, 2012, compared with $14.2 billion at June 30, 2012. Shareholders' equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $2.3 billion, compared with a net unrealized gain of $1.5 billion at the end of June 2012. Shareholders' equity per share was $34.10 at September 30, 2012, compared with $30.29 per share at June 30, 2012. The annualized return on average shareholders' equity in the third quarter was 27.0%. On an operating basis (excluding realized investment losses and the impact of derivative gains/losses on net earnings, and unrealized investment and derivative gains/losses in shareholders' equity), the annualized return on average shareholders' equity was 25.2% for the third quarter.

AFLAC JAPAN

Aflac Japan's total revenues in yen were up 10.0% in the third quarter of 2012. Premium income in yen rose 10.7%, benefiting from strong sales of WAYS, Aflac Japan's unique hybrid whole-life product. Net investment income increased 3.7%. The pretax operating profit margin decreased from the third quarter of 2011, declining from 21.6% to 19.3%, continuing to reflect a higher benefit ratio partially offset by a lower expense ratio. Pretax operating earnings in yen decreased 1.4%. For the first nine months of the year, premium income in yen increased 9.4%, and net investment income rose 6.4%. Total revenues in yen were up 9.0%, and pretax operating earnings grew 1.4%.

The average yen/dollar exchange rate in the third quarter of 2012 was 78.64, or 1.1% weaker than the average rate of 77.78 in the third quarter of 2011. For the first nine months, the average exchange rate was 79.47, or 1.3% stronger than the rate of 80.50 a year ago. The slightly weaker yen/dollar exchange rate lowered Aflac Japan's growth rates in dollar terms for the third quarter, but Aflac Japan's growth rates in dollar terms for the first nine months were slightly magnified by a stronger yen/dollar exchange rate.

Premium income in dollars rose 9.6% to $4.4 billion in the third quarter. Net investment income was up 2.7% to $713 million. Total revenues increased 8.9% to $5.1 billion. Pretax operating earnings decreased 2.5% to $994 million. For the first nine months, premium income was $12.8 billion, or 11.1% higher than a year ago. Net investment income rose 7.8% to $2.1 billion. Total revenues were up 10.7% to $14.9 billion. Pretax operating earnings were $3.0 billion, or 2.7% higher than a year ago.

Aflac Japan again produced significant sales growth in the quarter. New annualized premium sales rose 31.7% to a record ¥55.7 billion in the third quarter of 2012. In dollar terms, new annualized premium sales were $692 million. Bank channel sales were again very strong, generating ¥26.9 billion in sales in the third quarter, an increase of 85.3% over the third quarter of 2011. Sales of WAYS increased 108.3% over the third quarter of 2011.

For the first nine months of the year, new annualized premium sales were up 43.4% to ¥161.3 billion, or $2.0 billion.

AFLAC U.S.

Aflac U.S. total revenues rose 5.2% to $1.4 billion in the third quarter. Premium income increased 5.2% to $1.3 billion, and net investment income was up 3.5% to $153 million. The pretax operating profit margin expanded from 16.0% a year ago to 18.4%, reflecting lower benefit and expense ratios. Pretax operating earnings were $260 million, an increase of 21.5% for the quarter. For the first nine months, total revenues were up 5.2% to $4.2 billion and premium income rose 5.3% to $3.7 billion. Net investment income increased 4.2% to $457 million. Pretax operating earnings were $789 million, or 11.5% higher than a year ago.

Aflac U.S. total new annualized premium sales decreased 1.5% to $335 million for the quarter. Persistency in the quarter improved to 76.9% from 75.9% a year ago. For the first nine months of the year, total new sales rose 1.5% to $1.0 billion.

DIVIDEND

The board of directors approved an increase in the cash dividend effective with the fourth quarter 2012 payment. The fourth quarter dividend of $.35 per share is payable on December 3, 2012, to shareholders of record at the close of business on November 14, 2012. This represents a 6.1% increase in the quarterly cash dividend and marks the 30th consecutive year in which the dividend has been increased.

OUTLOOK

Commenting on the company's third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We remain pleased with Aflac's financial performance for the first nine months of 2012. Aflac Japan had another impressive quarter, continuing tremendous sales momentum, especially through the bank channel. Aflac Japan's third quarter production came in much stronger than we expected and set an all-time record for new annualized premium sales for the fifth quarter in a row. Keep in mind, we continue to face tougher sales comparisons in the fourth quarter. Additionally, we anticipate fourth quarter sales to be somewhat suppressed due to the reduction in the discounted advance premium rate that was effective on October 22. As a result, we expect sales to be in the range of flat to up 15% in the fourth quarter. Taking all of this this into account, we are upwardly revising our sales expectations for Aflac Japan and expect a full year sales increase of 30% to 35%.

“From a financial perspective, Aflac U.S. continues to perform very well this year. While new sales growth has been constrained, our top-line growth has been consistently strong throughout the year, primarily reflecting an improvement in persistency with each quarter. Aflac U.S. has experienced top- and bottom-line growth that's been better than expected. However, sales remain challenging. With more than 90% of our accounts coming through the small business market, we continue to see that segment as particularly vulnerable to economic uncertainty. Given this backdrop and with three quarters of the year completed, I think it's likely Aflac U.S. sales for 2012 will be roughly flat.

“We continued to make progress with the transformation of our Global Investment Division. While we still view Europe as an area of potential investment risk, I strongly believe our derisking efforts have better positioned our portfolio to accommodate market volatility. Our recently employed U.S. corporate bond program has been an effective means for enhancing our new money yields in Japan. You'll recall that our initial objective was to invest ¥200 billion in the third quarter, or about $2.5 billion, in U.S. dollar-denominated, publicly traded corporate bonds, and then hedge the currency risk. We completed that pilot program and are very pleased with the results. This strategy provides greater liquidity, enhances flexibility for our portfolio and increases the opportunities to diversify the investment of our significant cash flows beyond JGBs, with the objective of producing higher returns.

“Our capital ratios continue to be extremely strong. Although we have not yet finalized our statutory financial statements, we estimate our RBC ratio was between 575% and 600% at the end of September, which is up from our year-end ratio of 493%. We expect that Aflac Japan's solvency margin ratio remained at the high end or above our 500% to 600% target.

“Given the strength of our capital ratios and parent company liquidity, we plan on purchasing up to $100 million of our shares in the fourth quarter of this year. Our strong capital position has also enabled us to increase our cash dividend for the 30th consecutive year. I am very pleased with the action by the board of directors to increase the quarterly dividend by 6.1%, effective with the fourth quarter of 2012. Our objective is to grow the dividend at a rate generally in line with operating earnings before the impact of foreign currency translation.

“I believe we've done a very good job in managing our operations, including expense control. Our fourth quarter earnings will be impacted by higher expenses in the U.S. and Japan operations, particularly on marketing and IT initiatives. We continue to believe we are well-positioned to achieve our stated earnings objective of 3% to 6% increase in operating earnings per diluted share, excluding the impact of foreign currency. In the second quarter, we guided toward the low end of the range. However, reflecting the lower annual effective tax rate, we now expect operating earnings for 2012 to be better than we previously communicated. If the yen averages 80 to the dollar for the last three months of the year, we would expect reported operating earnings for the fourth quarter to be in the range of $1.46 to $1.51 per diluted share. Under that same exchange rate assumption, we would expect full year operating earnings of $6.58 to $6.63 per diluted share. We believe that is reasonable and achievable. Importantly, we continue to believe 2013 operating earnings per share will increase 4% to 7% on a currency neutral basis.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products provide protection to more than 50 million people worldwide. 2012 marked the sixth consecutive year Aflac has been recognized by Ethisphere magazine as a World's Most Ethical Company. 2012 also marked the 14th year FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For and the 11th time FORTUNE included Aflac on its list of Most Admired Companies. Aflac Incorporated is a FORTUNE 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac's Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com. Additionally on the website is a complete listing of Aflac's investment holdings in the financial sector, separate listings of the company's global holdings by region, and sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, October 24, 2012.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2012	2011	% Change
Total revenues	$6,847	$5,987	14.4%
Benefits and claims	3,932	3,517	11.8
Total acquisition and operating expenses	1,435	1,378	4.2
Earnings before income taxes	1,480	1,092	35.4
Income taxes	463	356
Net earnings	$1,017	$736	38.1%
Net earnings per share – basic	$2.17	$1.58	37.3%
Net earnings per share – diluted	2.16	1.57	37.6
Shares used to compute earnings per share (000):
Basic	467,422	465,910.3%
Diluted	469,721	467,793.4
Dividends paid per share	$.33	$.30	10.0%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2012	2011	% Change
Total revenues	$18,989	$16,192	17.3%
Benefits and claims	11,341	10,049	12.9
Total acquisition and operating expenses	4,225	4,014	5.3
Earnings before income taxes	3,423	2,129	60.8
Income taxes	1,138	730
Net earnings	$2,285	$1,399	63.3%
Net earnings per share – basic	$4.90	$3.00	63.3%
Net earnings per share – diluted	4.87	2.98	63.4
Shares used to compute earnings per share (000):
Basic	466,702	466,843	—%
Diluted	468,951	469,919	(.2)
Dividends paid per share	$.99	$.90	10.0%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2012	2011	% Change
Assets:
Total investments and cash	$124,215	$100,809	23.2%
Deferred policy acquisition costs	10,283	9,712	5.9
Other assets	3,342	3,336.2
Total assets	$137,840	$113,857	21.1%
Liabilities and shareholders’ equity:
Policy liabilities	$105,328	$92,992	13.3%
Notes payable	4,401	3,301	33.3
Other liabilities	12,126	5,408	124.2
Shareholders’ equity	15,985	12,156	31.5
Total liabilities and shareholders’ equity	$137,840	$113,857	21.1%
Shares outstanding at end of period (000)	468,724	466,639.4%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2012	2011	% Change
Operating earnings	$831	$770	7.9%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	124	112
Impact of derivative and hedging activities	62	(146)
Net earnings	$1,017	$736	38.1%
Operating earnings per diluted share	$1.77	$1.65	7.3%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.26	.23
Impact of derivative and hedging activities	.13	(.31)
Net earnings per diluted share	$2.16	$1.57	37.6%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2012	2011	% Change
Operating earnings	$2,400	$2,262	6.1%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(185)	(681)
Impact of derivative and hedging activities	70	(182)
Net earnings	$2,285	$1,399	63.3%
Operating earnings per diluted share	$5.12	$4.82	6.2%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.40)	(1.45)
Impact of derivative and hedging activities	.15	(.39)
Net earnings per diluted share	$4.87	$2.98	63.4%
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2012	Including Currency Changes	Excluding Currency Changes[2]
Premium income	8.6%	9.5%
Net investment income	3.2	3.8
Total benefits and expenses	9.7	10.5
Operating earnings	7.9	7.7
Operating earnings per diluted share	7.3	7.3

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2012	Including Currency Changes	Excluding Currency Changes[2]
Premium income	9.8%	8.5%
Net investment income	7.2	6.4
Total benefits and expenses	10.7	9.5
Operating earnings	6.1	4.8
Operating earnings per diluted share	6.2	5.0

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

2012 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2011			Yen Impact
70	$7.06	-	7.25	12.6	-	15.6%	$.60
75	6.73	-	6.92	7.3	-	10.4	.27
79.75*	6.46	-	6.65	3.0	-	6.1	—
80	6.45	-	6.64	2.9	-	5.9	(.01)
85	6.21	-	6.40	(1.0)	-	2.1	(.25)
*Actual 2011 weighted-average exchange rate
Certain prior period numbers have been restated to reflect the retrospective adoption of revised accounting guidance for accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC).

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; impact of the recent earthquake and tsunami natural disaster and related events at the nuclear plant in Japan and their aftermath; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and damage incidental to such events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com